Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Dated September 14, 2020

Registration Statement No. 333-223172

Supplementing Preliminary Prospectus Supplement Dated September 14, 2020

and Prospectus Dated September 5, 2019

Healthcare Trust of America Holdings, LP

2.000% Senior Notes due 2031

in each case fully and unconditionally guaranteed by

Healthcare Trust of America, Inc.

Issuer:	Healthcare Trust of America Holdings, LP

Guarantor:	Healthcare Trust of America, Inc.

Ratings (Moody’s / S&P)*:	Baa2 (Stable) / BBB (Stable)

Trade Date:	September 14, 2020

Settlement Date:	September 28, 2020; (T+10)

Principal Amount:	$800 million

Maturity Date:	March 15, 2031

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2021

Benchmark Treasury:	0.625% due August 15, 2030

Benchmark Treasury Price / Yield:	99-19+/ 0.666%

Spread to Benchmark Treasury:	T + 142 basis points

Yield to Maturity:	2.086%

Coupon (Interest Rate per annum):	2.000% per annum

Offering Price:	99.196% of the Principal Amount, plus accrued interest, if any, from September 28, 2020

Optional Redemption Provisions:

Make-Whole Call at Treasury + 25 basis points

If the notes are redeemed on or after December 15, 2030, the redemption price will be 100% of the principal amount to be redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

CUSIP / ISIN:	42225U AH7 / US42225UAH77

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Jefferies LLC

J.P. Morgan Securities LLC

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Morgan Stanley & Co. LLC

MUFG Securities Americas Inc.

Co-Managers:	BBVA Securities Inc. Fifth Third Securities, Inc. Regions Securities LLC Scotia Capital (USA) Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The information in this term sheet supplements Healthcare Trust of America Holdings, LP’s preliminary prospectus supplement, dated September 14, 2020 (the “Preliminary Prospectus Supplement”), and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement. This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

The Issuer expects that delivery of the Notes will be made against payment thereof on or about September 28, 2020, which will be the 10th business day following the trade date referred to above (the “trade date”) (such settlement cycle being herein referred to as “T+10”). Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the trade date or the next seven succeeding business days will be required, by virtue of the fact that the notes initially will settle T+10, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the trade date or the next seven succeeding business days should consult their own advisor.

The Issuer and Guarantor have filed a registration statement (including a prospectus) with the SEC for the offering which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer and Guarantor have filed with the SEC for more complete information about them and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request a copy of the prospectus supplement for the offering from (i) Wells Fargo Securities, LLC by calling 1-800-645-3751, (ii) Jefferies by calling 1-877-877-0696, (iii) J.P. Morgan Securities LLC by calling collect 1-212-834-4533, or (iv) U.S. Bancorp Investments, Inc. by calling 1-877-558-2607.

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